                                                Filed Pursuant to Rule 424(b)(3)
                                                File No. 333-45825



PROSPECTUS SUPPLEMENT NO. 24                                      OMNICARE, INC.
(To Prospectus dated February 13, 1998)

The Prospectus dated February 13, 1998, as supplemented by Prospectus Supplements 1 through 23, relates to the offer for resale of the following securities of Omnicare, Inc.:

     - $345,000,000 Principal Amount of 5% Convertible Subordinated Debentures due 2007

     - 8,712,121 shares of Common Stock, par value $1.00 per share, that are issuable upon the conversion of the Debentures (plus such additional amount as may result due to changes in the conversion price)

     -    264,101 additional shares of Common Stock, par value $1.00 per share

ADDITIONAL SELLING SECURITYHOLDERS

The table beginning on page 22 of the Prospectus contained in the section entitled "Selling Securityholders" is amended to add the following Selling
Securityholder:

                            Principal Amount of    Percentage of Debentures       Conversion        Percentage of Common
                                 Debentures        Outstanding Beneficially      Shares That      Stock Beneficially Owned
           Name               that May be Sold      Owned Before Offering       May be Sold**          Before Offering
           ----               ----------------      ---------------------       -------------          ---------------
GLG Global Convertible           $1,000,000                   *                     25,252                    *
Fund

-------------------
*   Less than 1%
** Assumes conversion of full amount of Debentures held by the holder at the initial rate of $39.60 in principal amount of Debentures per share of Common Stock.

DELIVERY OF PROSPECTUS SUPPLEMENT

This Prospectus Supplement is not complete without the Prospectus, as supplemented prior to today. The additional selling securityholder named above may only deliver this Prospectus Supplement with the Prospectus and all prior supplements.

              This Prospectus Supplement is dated February 8, 1999.